EXHIBIT 21
SUBSIDIARIES OF DCB FINANCIAL CORP
1.	The Delaware County Bank and Trust Company
Delaware, Ohio
DCB Financial Corp owns 100%
2.	DCB Title Services, LLC
Delaware, Ohio
DCB Financial Corp owns 100%
3.	DataTasx LLC
Delaware, Ohio
DCB Financial Corp owns 100%